Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 11, 2009 with respect to the consolidated financial statements and internal control over financial reporting of StemCells, Inc. (a Delaware corporation) and subsidiary included in the Annual Report on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
San Francisco, California
May 26, 2009